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                                                                      EXHIBIT 11
                          INGLES MARKETS, INCORPORATED
                                AND SUBSIDIARIES
                   COMPUTATION OF EARNINGS PER COMMON SHARE *

                                                    THREE MONTHS ENDED
                                                    ------------------
                                                DECEMBER 24,  DECEMBER 25,
                                                    1994          1993
                                                ------------  ------------
 PRIMARY:
   Income before cumulative effect of
     change in accounting principle              $ 3,837,788   $ 3,845,129
   Cumulative effect of change in accounting
     principle for income taxes                            -     3,334,860
                                                 -----------   -----------
   Net Income                                    $ 3,837,788   $ 7,179,989
                                                 ===========   ===========

   Shares
     Weighted average number of common shares
      and common stock equivalent shares
      outstanding                                 18,354,685    18,309,901
                                                 ===========   ===========

   Primary earnings per common share before
     cumulative effect of change in accounting
     principle                                   $       .21   $       .21
   Cumulative effect of change in accounting
     principle for income taxes                            -           .18
                                                 -----------   -----------
   Primary earnings per common share             $       .21   $       .39
                                                 ===========   ===========

 FULLY DILUTED:
   Income before cumulative effect of
     change in accounting principle              $ 3,837,788   $ 3,845,129
   Add after tax and bonus effect of interest
     expense applicable to Convertible
     Subordinated Debentures                         528,112       520,547
                                                 -----------   -----------

   Fully diluted earnings before cumulative
     effect of change in accounting principle      4,365,900     4,365,676
   Cumulative effect of change in accounting
     principle for income taxes                            -     3,334,860
                                                 -----------   -----------
   Fully diluted earnings                        $ 4,365,900   $ 7,700,536
                                                 ===========   ===========

   Shares
     Weighted average number of common
      shares and common stock equivalent
      shares outstanding                          18,354,685    18,409,814
     Additional shares assuming conversion
      of Convertible Subordinated Debentures       3,374,685     3,375,135
                                                 -----------   -----------
     Weighted average number of common
      shares outstanding as adjusted              21,729,370    21,784,949
                                                 ===========   ===========

   Fully diluted earnings per common share
     before cumulative effect of change in
     accounting principle                        $       .20   $       .20
   Cumulative effect of change in accounting
     principle for income taxes                            -           .15
                                                 -----------   -----------
   Fully diluted earnings per common share       $       .20   $       .35
                                                 ===========   ===========

 *        See note B of the notes to unaudited interim financial statements.





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